Exhibit 10.26

PERFORMANCE UNIT AWARD

THIS AGREEMENT, made as of the 29th day of June 2004 (the “Grant Date”), between National Vision, Inc., a Georgia corporation (the “Company”), and                                        (the “Grantee”).

WHEREAS, the Company has adopted the National Vision, Inc. Management Incentive Plan (the “Plan”) in order to provide incentives for those employees who are principally responsible for the future growth and continued success of the Company; and

WHEREAS, the Compensation Committee responsible for administration of the Plan has determined to grant to the Grantee a Performance Unit Award as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Grant of Award.

1.1                                 The Company hereby grants to the Grantee an award of a number of performance units (the “Award”), each of which has a value determined as provided in Section 2 below based upon the performance of the Company and its subsidiaries during the Performance Period as expressed in the performance goal, all as set forth on Appendix A, attached hereto and make an integral part of this Agreement.  As provided in the Plan, Grantee’s right to payment of this Award is dependent upon Grantee’s continued employment with the Company during the Performance Period.  Under certain circumstances as described below, Grantee may be entitled to receive payment for some portion of the Award if Grantee’s employment terminates prior to the end of the Performance Period in accordance with the Plan and Section 4 of this Agreement.

1.2                                 The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.  This Agreement shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same meaning as the definitions as set forth in the Plan.

2.                                       Performance Measure and Performance Levels.

The Committee has established the performance goal (the “Performance Goal”), and award levels set forth in Appendix A attached hereto for the Performance Period. Subject to the terms of the Plan, Grantee will receive a payment determined in accordance with and as set forth in Appendix A for each Performance Unit awarded.  The Performance Goal is based on stock price appreciation of the common stock of the Company during the Performance Period.

3.                                       Determination of Performance Unit Award.

3.1                                 Award Determination.  As soon as practical following the last day of the Performance Period, the Committee will determine the Average Price (as defined in Appendix A).

3.2                                 Determination Notice.  The Company will notify the Grantee (or the Grantee’s beneficiary or the executors or administrators of the Grantee’s estate, if applicable) of the Committee’s determination (the “Determination Notice”) of the amount of the Award earned for the Performance Period.  The Determination Notice shall specify the Performance Goal achieved by the Company for the Performance Period and the amount of the Award (if any) Grantee will be entitled to receive.  All performance units shall be paid in cash no later than 2-1/2 months after the end of the Performance Period, notwithstanding Section 5(b) of the Plan.

4.                                       Termination of Employment.

In the event that a Grantee’s employment terminates during a Performance Period, all Performance Units shall be immediately forfeited by the Grantee, except as otherwise provided under the Plan as follows:

4.1                                 If the Grantee dies, retires, is assigned to a different position that the Committee determines would not be eligible for continued participation in the Plan, or is granted a leave of absence, during the Performance Period, Grantee’s Award will be prorated for the number of months of active employment and participation in the Plan during the Performance Period.

4.2.                              If the Grantee’s employment is terminated for “cause”, as determined by the Committee in its sole discretion, at any time during a Performance Period and prior to the payment of the Award, Grantee’s Award will be zero.

4.3                                 If the Grantee’s employment is terminated by the Company for any reason (other than cause) on or before the effective date of a Change in Control, the Committee may exercise its discretion to reduce the Award to any amount, including zero.

5.                                       Change in Control.

Notwithstanding Section 10(b) of the Plan, in the event a Triggering Event (as defined below) occurs, the Performance Period shall be deemed to have been completed and the Award will be earned as of the date the Triggering Event occurs as if 100% of the Performance Goals had been attained.  Payment of the earned Award in the manner described in Section 3.2 of this Agreement will be made within one hundred twenty (120) days after the last event constituting a part of the Triggering Event occurs and, upon such payment, Grantee shall have no further rights under this Agreement and the Plan with respect to any Award.  For purposes of the foregoing, a “Triggering Event” shall mean a Change in Control followed by either (a) the common stock of the Company ceasing to be publicly traded, (b) within 365 days of the Change in Control, the Voluntary Termination by the Grantee, as defined in Appendix A, or (c), within 365 days of the Change in Control, the termination by the Company of the Grantee’s employment for reasons other than Cause, as defined in Appendix A.

The Committee may, in the exercise of its discretion granted under the Plan, reduce any Award or adjust Performance Goals as the Committee determines to be appropriate, as provided under the Plan, at any time before the effective date of a Change in Control.

6.                                       No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted to confer upon the Grantee any rights with respect to continuance of employment by the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Grantee’s employment at any time for any reason or no reason.

7.                                       Nonassignment.

The Grantee shall not have the right to assign, alienate, pledge, transfer or encumber any amounts due Grantee hereunder, and any attempt to assign, alienate, pledge, transfer, or encumber Grantee’s rights or benefits shall be null and void and not recognized by the Plan or the Company.

8.                                       Modification of Agreement.

Except as otherwise provided in Section 5, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

9.                                       Severability; Governing Law

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

10.                                 Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s beneficiaries, heirs, executors, and administrators.

11.                                 Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

12.                                 Withholding of Taxes.

The Company shall have the right to deduct from any amount payable under this Agreement, an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld with respect to any such amount.

13.                                 Compliance with Sarbanes-Oxley

Grantee acknowledges that Section 304 of the Sarbanes-Oxley Act of 2002, to the extent such law is applicable to Grantee and any Award, may in certain circumstances require that an Award paid under this Agreement and the Plan be subject to reimbursement to the Company.

NATIONAL VISION, INC.

By:

President and Chief Executive Officer

Name of Grantee:

National Vision, Inc.
Performance Unit Award

Appendix A

Number of Unit(s):                           .

Performance Period: Three-year period expiring on June 29, 2007

Performance Goal: appreciation in stock price

Payment Formula: each Unit shall be payable in an amount equal to the amount, if any, by which the Average Price (as defined below) exceeds the Fair Market Value (as defined below).

Average Price:  the average closing sale price of the common stock of the Company (as reported by the American Stock Exchange or the primary stock exchange or over the counter market upon which the common stock of the Company is then traded) during the 20 consecutive trading days ending on June 29, 2007.

Fair Market Value: the last sale price reported for the common stock of the Company on the American Stock Exchange on June 29, 2004 which is $2.30.

Voluntary Termination: termination of employment with the Company that is voluntary on the part of the Grantee, and, in the judgment of the Grantee, is due to

(i) the assignment to the Grantee of any duties inconsistent with the Grantee’s title and status in effect prior to the Change in Control, or an adverse alteration in the nature or status of the Grantee’s responsibilities at the Company from those in effect immediately prior to the Change in Control (other than any such alteration primarily attributable to the fact that the Company may no longer be a public company);

(ii) a reduction by the Company of the Grantee’s base salary from such salary in effect prior to the Change in Control;

(iii) the relocation of the Company’s principal executive offices to a location outside of the Atlanta, Georgia metropolitan area, or the Company’s requiring the Grantee to be based anywhere other than the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with the Grantee’s present business travel obligations;

(iv) the failure by the Company, without the Grantee’s consent, to pay to the Grantee any portion of the Grantee’s then current compensation (including base salary and annual bonus), or to pay to the Grantee any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(v) the failure by the Company to continue in effect any compensation plan in which the Grantee participates immediately prior to the Change in Control, which is material to the Grantee’s total compensation, including but not limited to the Company’s annual bonus plan, 2004 Equity Incentive Plan, or any predecessor or substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Grantee’s participation in such plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Grantee’s participation relative to other participants, as existed at the time of the Change in Control; or

(vi)  the failure by the Company to continue to provide the Grantee with benefits substantially similar to those enjoyed by the Grantee under any of the Company’s life insurance, medical, health and accident or disability plans in which the Grantee was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Grantee of any material fringe benefit enjoyed by the Grantee at the time of the Change in Control.

A termination shall not be considered a Voluntary Termination if such termination is the result of Cause, Disability, or death of the Grantee.  The Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act relating to Voluntary Termination hereunder.

Cause: (i) any act that constitutes, on the part of the Grantee, (a) fraud, dishonesty, gross negligence, or willful misconduct and (b) that directly results in material injury to the Company, or (ii) the Grantee’s material breach of this Agreement, or (iii) the Grantee’s conviction of a felony or crime involving moral turpitude.  A termination of the Grantee for “Cause” based on clause (i) or (ii) of the preceding sentence shall take effect thirty (30) days after the Company gives written notice of such termination to the Grantee specifying the conduct deemed to qualify as Cause, unless the Grantee shall, during such 30-day period, remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Company.  A termination for Cause based on clause (iii) above shall take effect immediately upon giving of the termination notice.

Disability: the Grantee’s inability as a result of physical or mental incapacity to substantially perform his or her duties for the Company on a full-time basis for a period of six (6) months.